Exhibit 99.1

136 Enterprise Boulevard
PO Box 9300
Bozeman, MT 59718-9300
406.522.4200 P
406.522.4227 F

For Further Information, Contact:
Investor Relations:                                                                                      Corporate Communications:
Todd Friedman or Stacie Bosinoff                                                               Kathleen O’Boyle
The Blueshirt Group                                                                                   RightNow Technologies
415.217.7722                                                                                             406.556.3428 Desk
todd@blueshirtgroup.com                                                                           415.407.8308 Cell
stacie@blueshirtgroup.com                                                                         Kathleen.oboyle@rightnow.com

RIGHTNOW TECHNOLOGIES REPORTS
 SECOND QUARTER FINANCIAL RESULTS

BOZEMAN, MONT. (July 25, 2007) RightNow Technologies, Inc. (NASDAQ:RNOW), today announced financial results for the second quarter ended June 30, 2007.  Second quarter revenue was $26.5 million, compared to $26.9 million in the second quarter of 2006.  Second quarter 2007 revenue reflects a 35% year-over-year increase in recurring revenue and the business model shift away from perpetual licenses.

The net loss in the second quarter of 2007 was $(5.7) million or $(0.17) per share, compared to a net loss of $(1.8) million, or $(0.05) per share, in the second quarter of 2006.  Non-GAAP net loss in the second quarter 2007 was $(3.8) million or $(0.11) per share, compared to a net loss of $(0.1) million or $(0.00) per share in the same quarter last year.

Revenue for the six month period ending June 30, 2007 was $52.2 million, compared to $51.5 million in the same 2006 period. Recurring revenue for the six month period increased 36% year over year.  The net loss for the six months ended June 30, 2007 was $(11.7) million, or $(0.36) per share, as compared to $(2.2) million or $(0.07) per share in the same 2006 period.  Non-GAAP net loss for the six months ended June 30, 2007 was $(8.5) million, or $(0.26) per share, as compared to non-GAAP net income of $0.3 million or $0.01 per share, in the same 2006 period.

Greg Gianforte, founder and CEO, stated, “During the quarter, recurring revenue grew 35% year-over-year and we added more than 70 new customers.  The transition that we outlined earlier in the year is proceeding well, although it is taking longer than expected.  The underlying fundamentals in the business remain strong.  We released RightNow 8 in 21 languages, RightNow Connect, and industry solutions for the telecommunications and retail markets. We also entered into new and expanded partner arrangements with Genesys and Convergys that offer exciting opportunities to expand RightNow 8 into new contact centers.”

New, renewed and expanded customer relationships during the second quarter of 2007 included Allstate Insurance, British Telecom, Chicago Mercantile Exchange, Energy Savings Trust, Experian Ltd., Ladders, Inc., Musician’s Friend, Palm, the US Mint and Webroot Software.

Susan Carstensen, CFO, added, “We have adjusted our guidance for the impact of the business model transition and now believe recurring revenue will grow approximately 30% for the full year.  We are maintaining our guidance for cash from operations for the year.”

Guidance

•	For the full year 2007, the Company expects revenue in the range of $108 million to $110 million.

•
The Company expects the net loss per share for the full year 2007 to be in the range of $(0.70) to $(0.65). Non-GAAP net loss per share, which excludes stock-based compensation, is expected to be in the range of $(0.50) to $(0.45).

•	Cash flow from operations for the full year 2007 is expected to be in the range of $15 million to $20 million.

•
For the third quarter of 2007, revenue is expected to be in the range of $27 million to $28 million, including approximately $21 million of recurring revenue. The third quarter net loss per share is expected to be in the range of $(0.18) to $(0.16). Non-GAAP net loss per share, which excludes stock-based compensation, is expected to be in the range of $(0.13) to $(0.11).

RightNow will host a call this afternoon, Wednesday July 25, at 4:30 p.m. Eastern time to discuss these results.  To access the call, please dial (877) 502-9273, or outside the U.S. (913) 981-5582, at lease five minutes prior to the start time.  An audio webcast of the call will also be available at www.shareholder.com/rnow/medialist.cfm.  A replay of today’s conference call will be available on the company’s web site at www.shareholder.com/rnow/, under the Investor Webcasts menu beginning at 7:30 p.m. (ET) on July 25, 2007 until 11:59 p.m. Wednesday, August 8, 2007.  You may also access a replay of today’s call by dialing (888) 203-1112 or (719) 457-0820, with replay passcode 4989290.

About RightNow Technologies

RightNow (NASDAQ: RNOW) delivers the high-impact technology solutions and services organizations need to cost-efficiently deliver a consistently superior customer experience across their frontline service, sales and marketing touch-points. Approximately 1,800 corporations and government agencies worldwide depend on RightNow to achieve their strategic objectives and better meet the needs of those they serve. RightNow is headquartered in Bozeman, Montana. For more information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change.  Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model, including recent changes we made to our model; our ability to develop or acquire, and gain market acceptance for new products in a cost-effective and timely manner; the market success of our recently released RightNow 8 product; the gain or loss of key customers; competitive pressures; our ability to expand operations; our ability to successfully retain customers of Salesnet, Inc. and to integrate Salesnet’s products and processes following our acquisition of that company; fluctuations in our earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  The forward-looking statements in this release speak only as of the date they are made.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

FRNOW

RightNow Technologies, Inc.
Consolidated Balance Sheets
(In thousands) (Unaudited)

	Jun 30,	Dec 31,
	2007	2006
Assets
Cash and cash equivalents	$ 33,842	$ 39,208
Short-term investments	52,911	39,127
Accounts receivable	27,797	32,021
Term receivables, current	15,756	23,806
Allowance for doubtful accounts	(2,046)	(2,621)
Net receivables	41,507	53,206
Prepaid & other current assets	4,980	2,498
Total current assets	133,240	134,039

Property and equipment, net	10,494	10,073
Term receivables, non-current	13,239	24,805
Intangible assets, net	8,226	8,836
Other	1,126	489
Total Assets	$ 166,325	$ 178,242

Liabilities and Stockholders’ Equity
Accounts payable	$ 3,233	$ 4,417
Commissions and bonuses payable	2,918	4,069
Other accrued liabilities	11,455	7,588
Current portion of long-term debt	32	31
Current portion of deferred revenue	66,660	67,560
Total current liabilities	84,298	83,665

Long-term debt, less current portion	69	85
Deferred revenue, net of current portion	41,718	47,018

Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	90,750	86,069
Accumulated other comprehensive loss	(504)	(332)
Accumulated deficit	(50,039)	(38,296)
Total stockholders’ equity	40,240	47,474
Total Liabilities Stockholders’ Equity	$ 166,325	$ 178,242

RightNow Technologies, Inc.
Consolidated Operating Statements
(In thousands, except per share amounts) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Software, hosting and support Recurring * Perpetual	$ 20,341 352	$ 15,083 5,553	$ 39,566 946	$ 29,060 10,886
Professional services	5,772	6,272	11,655	11,593
Total revenue	26,465	26,908	52,167	51,539

Cost of revenue:
Software, hosting and support	4,565	3,159	8,959	5,930
Professional services	5,036	4,941	10,207	9,045
Total cost of revenue	9,601	8,100	19,166	14,975

Gross profit	16,864	18,808	33,001	36,564

Operating expenses:
Sales and marketing	15,788	14,852	31,515	28,578
Research and development	4,343	3,476	8,639	6,606
General and administrative	3,178	2,709	6,038	4,765
Total operating expenses	23,309	21,037	46,192	39,949

Loss from operations	(6,445)	(2,229)	(13,191)	(3,385)

Interest and other income, net	885	768	1,713	1,440

Loss before income taxes	(5,560)	(1,461)	(11,478)	(1,945)
Provision for income taxes	(181)	(294)	(265)	(250)
Net loss	$(5,741)	$(1,755)	$(11,743)	$(2,195)

Net loss per share:
Basic	$(0.17)	$(0.05)	$(0.36)	$(0.07)
Diluted	$(0.17)	$(0.05)	$(0.36)	$(0.07)

Shares used in the computation:
Basic	32,983	32,172	32,921	32,057
Diluted	32,983	32,172	32,921	32,057

Supplemental information of stock-based compensation expense included in:
Cost of software, hosting and support	$ 79	$ 55	$ 137	$ 93
Cost of professional services	149	137	274	234
Sales and marketing	731	535	1,389	901
Product development	289	233	515	392
General and administrative	743	718	978	841
Total stock-based compensation	$1,991	$ 1,678	$3,293	$2,461

* Recurring revenue includes software, hosting and support revenue from term license and subscription agreements, and post contract support services.

RightNow Technologies, Inc.
Consolidated Statements of Cash Flow
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating activities:
Net loss	$(5,741)	$(1,755)	$(11,743)	$(2,195)
Non-cash adjustments:
Depreciation and amortization	1,880	1,337	3,555	2,442
Stock-based compensation	1,991	1,678	3,293	2,461
Provision for losses on accounts receivable	13	7	(56)	(241)
Changes in operating accounts:
Receivables	8,224	1,386	23,651	(8,412)
Prepaid expenses	(1,612)	8	(3,083)	(159)
Accounts payable	(60)	56	(1,193)	744
Commissions and bonuses payable	(1)	(752)	(1,172)	35
Other accrued liabilities	870	(694)	3,751	(191)
Deferred revenue	(814)	5,349	(6,870)	18,325
Other	13	244	(10)	107
Cash provided by operating activities	4,763	6,864	10,123	12,916

Investing activities:
Net change in short-term investments	(15,333)	(8,140)	(13,784)	(11,889)
Acquisition of property and equipment	(1,351)	(2,770)	(3,338)	(3,910)
Business acquisitions	-	(8,731)	-	(8,731)
Other	(32)	-	(61)	(10)
Cash used by investing activities	(16,716)	(19,641)	(17,183)	(24,540)

Financing activities:
Proceeds from issuance of common stock	536	567	1,179	999
Tax benefit of stock options exercised	160	-	209	-
Payments on long-term debt	(8)	(7)	(15)	(14)
Cash provided by financing activities	688	560	1,373	985

Effect of foreign exchange rates on cash and
cash equivalents	208	319	321	311

Increase (decrease) in cash and cash equivalents	(11,057)	(11,898)	(5,366)	(10,328)

Cash and cash equivalents at beginning of period	44,899	42,444	39,208	40,874
Cash and cash equivalents at end of period	$ 33,842	$ 30,546	$ 33,842	$ 30,546

RightNow Technologies, Inc.
Reconciliation of Non-GAAP Measurements
 (Amounts in thousands, except per share amounts) (Unaudited)

Diluted Earnings Per Share Reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net loss as reported	$(5,741)	$(1,755)	$(11,743)	$(2,195)
Add stock-based compensation (“SBC”)	1,991	1,678	3,293	2,461
Net income (loss) before SBC	$(3,750)	$(77)	$(8,450)	$ 266

Net loss per share, as reported	$(0.17)	$(0.05)	$(0.36)	$(0.07)
Net income (loss) per share, before SBC	$(0.11)	$(0.00)	$(0.26)	$ 0.01

Shares outstanding, as reported	32,983	32,172	32,921	32,057
Shares outstanding, excluding the effect of SBC	32,983	32,172	32,921	32,172

Forward-Looking Guidance Reconciliation
	GAAP Guidance				Non-GAAP Guidance
Third quarter ending Sept 30, 2007	From	To	Adjustment		From	To
Net loss	$(4,750)	$(5,250)	$1,650[a	]	$(3,100)	$(3,600)
EPS	$(0.14)	$(0.16)			$(0.09)	$(0.11)
Shares	33,200	33,200			33,200	33,200

Year ending December 31, 2007
Net loss	$(21,500)	$(23,000)	$6,500[a	]	$(15,000)	$(16,500)
EPS	$(0.65)	$(0.69)			$(0.45)	$(0.50)
Shares	33,300	33,300			33,300	33,300

[a] Estimated stock-based compensation expense to be recorded for the periods indicated in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (“SFAS 123R”) which is effective for periods beginning January 1, 2006.  Periods prior to 2006 do not include stock-based compensation expense.

About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

RightNow’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding RightNow’s operating results because they facilitate the comparison of results for future periods with results from past periods.  RightNow adopted SFAS 123R on January 1, 2006 using the modified prospective method.  Results of prior periods have not been restated to conform with the 2006 and subsequent years’ presentation.  We believe the calculation of diluted net income per share, calculated without stock-based compensation expense, provides a meaningful comparison to our diluted net income per share figures reported for 2005 and prior years.